                                                                    Exhibit 99.1
Filer: Open Joint Stock Company "Inter RAO UES" ("INTER RAO")

Address: Bld 2, 27 Bolshaya Pirogovskaya Street, Moscow, 119435, Russia

Relationship of Reporting Person to Issuer:  10% indirect beneficial owner

Explanation of Response:

     On September 16, 2013, JSC "INTER RAO Capital" ("INTER RAO Capital"), a
wholly owned subsidiary of INTER RAO, had its beneficial ownership of 4,462,693 shares of Common Stock, or approximately 11.75% of the Issuer's outstanding
Common Stock (the "Shares"), diluted as a result of Issuer's share offering on
9/16/2013, as described in Issuer's 8-K filed on 9/16/2013 (the "Offering"). As a result of the Offering, INTER RAO Capital ownership of Shares diluted to approximately 4.5% of the Shares. By virtue of INTER RAO Capital's ownership of
Shares , INTER RAO could, pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), and rules of the Securities and Exchange
Commission adopted thereunder, be deemed to have disposed of an indirect pecuniary interest in the shares acquired by INTER RAO Capital.